Exhibit 4.9

EXECUTION VERSION

ASSIGNMENT AND ASSUMPTION

Assignment and Assumption (the “Assignment and Assumption”), dated as of March 2, 2011, among ACOF II GC Holdings (Direct), L.P. and ACOF III GC Holdings (Direct), L.P. (collectively, and together with their respective transferees the “Assignors”), Guitar Center, Inc. (the “Assignee”) and Guitar Center Holdings, Inc. (the “Issuer”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture, dated as of August 6, 2008, between the Issuer and The Bank of New York Mellon Trust Company, N.A. (as amended, restated, supplemented, restructured or otherwise modified from time to time, the “HoldCo Indenture”), governing the 14.09% Senior PIK Notes due 2016 of the Issuer (the “HoldCo Notes”), receipt of a copy of which is hereby acknowledged by the Assignee.

1.                                       Assignment.

a.                                       With respect to each of the semi-annual interest periods applicable to the HoldCo Notes commencing October 16, 2010, April 16, 2011, October 16 2011 and April 16, 2012 (each a “Commencement Date”), at the Issuer’s election (each such election, an “Interest Assignment Election”), subject to and in accordance with the terms and conditions set forth herein, each Assignor shall irrevocably sell and assign to the Assignee, and the Assignee shall irrevocably purchase and assume from each Assignor (each such assignment, an “Assignment”), effective as of the Interest Payment Date for the applicable interest period (the “Assignment Effective Date”), all of such Assignor’s rights as a Holder to receive 50% of the interest payable on the HoldCo Notes held by such Assignor for such interest period on such Interest Payment Date (the “Assigned Interest”), in exchange for Assignee’s 11.50% Unsecured Senior Notes (“Additional OpCo Notes”) issued pursuant to the Indenture, dated as of August 6, 2008, between the Assignee and The Bank of New York Mellon Trust Company, N.A. (as amended, restated, supplemented, restructured or otherwise modified from time to time, the “OpCo Indenture”), governing the Additional OpCo Notes, in an aggregate principal amount equal to the Assigned Interest.

b.                                      For the interest periods commencing October 16, 2010 and April 16, 2011, the Issuer may make the Interest Assignment Election by delivering written notice to the Assignors in the form set forth as Exhibit B on or prior to April 1, 2011.  For the interest periods commencing October 16, 2011 and April 16, 2012, the Issuer may make the Interest Assignment Election by delivering written notice to the Assignors in the form set forth as Exhibit B not less than 15 days prior to the applicable Commencement Date.

c.                                       On the applicable Assignment Effective Date, the Assignee shall issue Additional OpCo Notes to each Assignor, dated (and accruing interest from) the applicable Assignment Effective Date, in an aggregate principal amount equal to the Assigned Interest, registered in the name of the Assignor or its designated nominee.

d.                                      Each Assignment shall be without recourse to, or representation (except as set forth in Section 4) or warranty by, the Assignors.

e.                                       For U.S. federal income tax purposes, each party shall treat the Assignment as if the Issuer is making a cash payment to each Assignor in an amount equal to the Assigned Interest and such Assignor is making a loan to the Assignee in such amount  pursuant to the issuance of the Additional OpCo Notes.  No party shall take any position on any of its federal, state or local income or franchise tax returns, or take any other tax reporting position, that is adverse or contrary to, or inconsistent with the foregoing, unless otherwise required by a final “determination” within the meaning of Section 1313(a) of the Internal Revenue Code of 1986, or analogous provision of state or local law to the contrary.

2.                                       Conditions to Assignment.  Each Assignment by each Assignor shall be subject to the  satisfaction (or written waiver by such Assignor) of the following conditions precedent as of the applicable Commencement Date  and Assignment Effective Date:

a.                                       The Issuer’s Consolidated Net Leverage Ratio (defined below) as of each of the applicable Commencement Date and Assignment Effective Date shall be less than 8.5:1.0, calculated on a pro forma basis taking into account the applicable Assignment and issuance of the Additional OpCo Notes.

                                                “Consolidated Net Leverage Ratio” as of any date means the ratio of (a) the sum of (i) Consolidated Total Debt (as defined in the Credit Agreement as in effect on the date hereof) as of such date, minus (ii) the aggregate amount of unrestricted cash and Cash Equivalents of the Issuer and its Restricted Subsidiaries on such date to (b) Consolidated EBITDA (as defined in the Credit Agreement as in effect on the date hereof) for the most recently ended four fiscal quarters for which internal financial statements of the Issuer are available, in each case calculated on a pro forma basis taking into account the applicable Assignment and issuance of the Additional OpCo Notes and otherwise calculated in a manner consistent with the definition of “Fixed Charge Coverage Ratio,” including with respect to any pro forma calculations.

b.                                      The representations and warranties set forth in Section 3 hereof and in Section 3 of the Transaction Agreement, dated as of February 14, 2011, by and among the parties hereto, shall be true and correct on and as of each of the applicable Commencement Date and Assignment Effective Date, as though made on and as of each such date, and the Assignee shall have complied with all of its covenants to be complied with on or prior to each such date.

c.                                       On each of the applicable Commencement Date and Assignment Effective Date, there is (and, pro forma for the applicable Assignment and issuance of the Additional OpCo Notes there shall be) no Default or Event of Default under:

(i)                                     the ABL Facility Credit Agreement, dated as of October 9, 2007 (as amended, restated, supplemented, restructured or otherwise modified from time to time), among Guitar Center, Inc. (as successor to VH Mergersub, Inc.), the facility guarantors named therein and the agents and lenders party thereto;

(ii)                                  the Credit Agreement, dated as of October 9, 2007 (as amended, restated, supplemented, restructured or otherwise modified from time to time, the “Credit Agreement”), among Guitar Center, Inc. (as successor to VH Mergersub, Inc.), the facility guarantors named therein and the agents and lenders party thereto;

(iii)                               the OpCo Indenture; or

(iv)                              the HoldCo Indenture.

d.                                      The Assignor shall have received a certificate signed by an authorized officer of the Assignee certifying that each of the foregoing conditions has been satisfied as of the applicable Assignment Effective Date.

3.                                       Representations of Assignee and Issuer.  Each of the Assignee and the Issuer represents and warrants that, as of the date hereof, and as of each Commencement Date and Assignment Effective Date:

a.               each of them has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby,

b.              the execution and delivery of this Assignment and Assumption and the consummation of the transactions contemplated hereby will not (i) require the consent of any party to any material contract to which the Issuer or any of its Subsidiaries, is a party or by which any of them is bound, or the consent, approval, order or authorization of, or the registration, declaration or filing with, any governmental authority, (ii) violate any applicable law, (iii) result in a breach or violation of any provision of, or constitute a default under, any such contract, or (iv) conflict with any provision of the certificate of incorporation, by-laws or other charter document of the Issuer or any of its Subsidiaries,

c.               the Assignee is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, has experience and expertise in the making of or investing in commitments, loans or investments such as the HoldCo Notes,

d.              the Assignee has received a copy of the HoldCo Indenture, and is familiar with, and has reviewed, the financial statements of the Issuer and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and

e.               the Assignee has, independently and without reliance upon any other person and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest.

4.                                       Representations of Assignors. Each of the Assignors represents and warrants that, as of the date hereof, and as of each Commencement Date and Assignment Effective Date as to itself:

a.               each of them has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby,

b.              the execution and delivery of this Assignment and Assumption and the consummation of the transactions contemplated hereby will not (i) require the consent of any party to any material contract to which the Assignor, is a party or by which any of them is bound, or the consent, approval, order or authorization of, or the registration, declaration or filing with, any governmental authority, (ii) violate any applicable law, (iii) result in a breach or violation of any provision of, or constitute a default under, any such contract, or (iv) conflict with any provision of the certificate of incorporation, by-laws or other charter document of the Assignor,

c.               the Assignor is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, has experience and expertise in the making of or investing in commitments, loans or investments such as the HoldCo Notes.

5.                                       Covenants.  Each party hereto shall (a) independently and without reliance on any other person, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the HoldCo Indenture and (b) execute and deliver, or cause to be executed and delivered, all such documents and instruments and take, or cause to be taken, all such other actions as may be reasonably necessary to consummate the transactions contemplated hereby.  Assignee and Issuer shall, jointly and severally, pay to the Assignors promptly as billed all reasonable and documented fees and out of pocket expenses incurred by or on behalf of the Assignors in connection with the preparation, negotiation, execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, including each Interest Assignment Election (including the reasonable fees, costs and expenses of Proskauer Rose LLP, counsel to the Assignors).

6.                                       Payments.  On each Assignment Effective Date, subject to the terms and satisfaction or waiver of the conditions hereof, the Issuer shall, and shall cause the Trustee to, pay the applicable Assigned Interest, if any, to the Assignee. The Issuer shall, and shall cause the Trustee to, pay all other amounts due under the HoldCo Indenture and the HoldCo Notes to the Assignor.  The rights of the Assignors and Assignee to receive payments shall be pari passu.  The Assignee shall not accept any payment with respect to the HoldCo Notes payable to any Assignor, and if the Assignee receives any such payment it shall be (a) segregated and held in trust, and (b) promptly paid over to Assignor in the form received, with any necessary endorsements and the Assignor is hereby authorized to make such endorsements as agent for the Assignee. This authorization is coupled with an interest and is irrevocable. Notwithstanding anything to the contrary herein, the Issuer will pay in full in cash to each Assignor the interest due on April 15, 2013, and all payments due thereafter, in respect of the HoldCo Notes.

7.                                       Transfer of Notes.

a.               Each Assignor party hereto agrees that it shall not sell, assign, pledge, transfer or otherwise dispose of, nor permit the sale, assignment, pledge, transfer or other disposition (each a “Transfer”), of any beneficial ownership interest in the HoldCo Notes to any other person or entity (a “Transferee”) other than to any other person or entity who executes and delivers to the Issuer prior to the settlement of such Transfer a joinder agreement in the form attached hereto as Exhibit C (the “Joinder”), agreeing to be bound by all of the obligations of such Assignor under this Assignment and Assumption.

b.              In the case of Transfers pursuant to Section 7(a), upon the execution and delivery to the Issuer of the Joinder by such Transferring Assignor’s Transferee, the Transferring Assignor shall have no further obligations or liabilities under this Assignment and Assumption on account of or with respect to the HoldCo Notes it Transfers in accordance with such paragraph. For the avoidance of doubt, “beneficially owns” (and correlative terms thereof) means, for the purposes of this Assignment and Assumption, the power, whether by contract or otherwise, to direct the exercise of the voting rights and/or the disposition of the HoldCo Notes or the right to acquire either of such rights.

8.                                       General Provisions.

a.                                       All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given (i) when delivered personally or by documented overnight courier or (ii) upon return of the receipt after being mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

i.                                          unless otherwise specified by Assignor in a notice delivered by Assignor in accordance with this Section 8(a), any notice required to be delivered to Assignor shall be properly delivered if delivered to:

Ares Corporate Opportunities Fund II, L.P.
c/o Ares Management II, L.P.
2000 Avenue of the Stars, 12th Floor
Los Angeles, CA 90067
Fax:    (310) 201-4170
Attention: David Kaplan

with a copy (which shall not constitute notice) to

Proskauer Rose LLP
2049 Century Park East, Suite 3200
Los Angeles, CA 90067
Fax: (310) 557-2193
Attention: Michael A. Woronoff, Esq.

ii.                                       unless otherwise specified by Assignee in a notice delivered by Assignee in accordance with this Section 8(a), any notice required to be delivered to Assignee shall be properly delivered if delivered to:

Guitar Center, Inc.
5795 Lindero Canyon Road
Westlake Village, California 91362
Facsimile: (818) 735-8833
Attention: General Counsel

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois 60654
Facsimile: (312) 862-2200
Attention: Jon A. Ballis, Esq.

iii.                                    unless otherwise specified by Issuer in a notice delivered by Issuer in accordance with this Section 8(a), any notice required to be delivered to Issuer shall be properly delivered if delivered to:

Guitar Center Holdings, Inc.
c/o Guitar Center, Inc.
5795 Lindero Canyon Road
Westlake Village, California 91362
Facsimile: (818) 735-8833
Attention: General Counsel

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois 60654
Facsimile: (312) 862-2200
Attention: Jon A. Ballis, Esq.

b.                                      This Assignment and Assumption may not be amended or waived except by an instrument in writing signed on behalf of Assignor and Assignee. No waiver of any one or more conditions or defaults in performance of any of the provisions of this Assignment and Assumption shall operate or be construed as a waiver of any future conditions or defaults, whether of a like or different character, nor shall the waiver constitute a continuing waiver unless otherwise expressly provided.  The failure to assert any of its rights under this Assignment and Assumption or otherwise shall not constitute a waiver of such rights.

c.                                       This Assignment and Assumption shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Except as specifically set forth herein, neither this Assignment and Assumption nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the parties hereto.

d.                                      Nothing herein expressed or implied shall be construed to give any person other than the parties hereto any legal or equitable rights hereunder.

e.                                       The section and other headings contained herein are for reference purposes only and shall not affect the meaning or interpretation hereof.

f.                                         This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.

g.                                      This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

[Signature pages follow]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNORS

ACOF II GC Holdings (Direct), L.P.

By:	ACOF II GC Management (Direct), LLC
Its:	General Partner

	By:	/s/ David Kaplan
		Name:	David Kaplan
		Title:	Authorized Signatory

ACOF III GC Holdings (Direct), L.P.

By:	ACOF II GC Management (Direct), LLC
Its:	General Partner

	By:	/s/ David Kaplan
		Name:	David Kaplan
		Title:	Authorized Signatory

Signature Page to Assignment and Assumption Agreement

(ACOF)

ASSIGNEE

GUITAR CENTER, INC.

By:	/s/ Erick Mason
	Name:	Erick Mason
	Title:	Executive Vice President and Chief Financial Officer

ISSUER

GUITAR CENTER HOLDINGS, INC.

By:	/s/ Erick Mason
	Name:	Erick Mason
	Title:	Vice President and Assistant Secretary

Signature Page to Assignment and Assumption Agreement

(GC)

EXHIBIT A

[RESERVED]

EXHIBIT B

Interest Assignment Election

[See attached]

FORM OF INTEREST ASSIGNMENT ELECTION

This Interest Assignment Election (this “Election”) is being delivered pursuant to Section 1(b) of that certain Assignment and Assumption (the “Assignment and Assumption”), dated as of March 2, 2011, among ACOF II GC Holdings (Direct), L.P. and ACOF III GC Holdings (Direct), L.P., Guitar Center, Inc. and Guitar Center Holdings, Inc. (the “Issuer”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Assignment and Assumption.

The Issuer hereby makes this Election in accordance with Section 1(b) of the Assignment and Assumption with respect to the interest period commencing on                       , 20    .  Subject to and in accordance with the terms and conditions in the Assignment and Assumption, the Assignment Effective Date of this Election shall be                   , 20    .(1)

GUITAR CENTER HOLDINGS, INC.

By:
	Name:	Erick Mason
	Title:	Vice President and Assistant Secretary

(1)   This date is to be the Interest Payment Date for the applicable interest period as set forth under the Indenture, dated as of August 6, 2008, between the Issuer and The Bank of New York Mellon Trust Company, N.A. (as amended, restated, supplemented, restructured or otherwise modified from time to time), governing the 14.09% Senior PIK Notes due 2016 of the Issuer.

EXHIBIT C

Joinder

[See attached]

FORM OF JOINDER

This Joinder Agreement (this “Joinder”) is made as of                   , 20    , between                                  (the “Transferor”) and the undersigned (the “Transferee”) pursuant to Section 7(a) of that certain Assignment and Assumption (the “Assignment and Assumption”), dated as of March 2, 2011, among the Transferor, the other Assignor signatory thereto, Guitar Center, Inc. (the “Assignee”) and Guitar Center Holdings, Inc. (the “Issuer”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Assignment and Assumption.

RECITALS

WHEREAS, the Transferor desires to Transfer the beneficial ownership interests in the HoldCo Notes set forth on Schedule A hereto (the “Transferred Interest”) to the Transferee; and

WHEREAS, pursuant to Section 7(a) of the Assignment and Assumption, each Assignor (including the Transferor) may Transfer any beneficial ownership interest in the HoldCo Notes to a transferee if, prior to the settlement of any such Transfer, the transferee executes and delivers a joinder agreement pursuant to which the transferee agrees to be bound by all of the obligations of such Assignor under the Assignment and Assumption.

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                                    Joinder.  In connection with the Transfer of the Transferred Interest (the “Transaction”), the Transferee hereby agrees that, effective as of the closing of the Transaction, the Transferee shall be bound by the obligations of the Transferor under the Assignment and Assumption with respect to the Transferred Interest to the same extent and in the same manner as if the Transferee was an original signatory thereto.

2.                                       Release.  Upon the later of (a) the delivery to the Issuer of this Joinder and (b) the closing of the Transaction, the Transferee acknowledges and agrees that, as between the Transferee and the Transferor, the Transferor shall have no further obligations or liabilities under the Assignment and Assumption on account of or with respect to the Transferred Interest.

3.                                       General.

a.                                       This Joinder may not be amended or waived except by an instrument in writing signed on behalf of Transferor and Transferee.

b.                                      This Joinder shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Neither this Joinder nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the parties hereto.

c.                                       Nothing herein expressed or implied shall be construed to give any person other than the parties hereto any legal or equitable rights hereunder.

d.                                      The section and other headings contained herein are for reference purposes only and shall not affect the meaning or interpretation hereof.

e.                                       This Joinder may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Joinder by telecopy shall be effective as delivery of a manually executed counterpart of this Joinder.

f.                                         This Joinder shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

g.                                      Except as expressly set forth herein, the Assignment and Assumption shall remain in full force and effect.

[Signature page follows]

2

The terms set forth in this Joinder are hereby agreed to as of the date first set forth above:

TRANSFEROR

[ ]

By:
Name:
Title:

TRANSFEREE

[ ]

By:
Name:
Title:

Signature Page to Joinder

Schedule A

Transferred Interest